EXHIBIT 10.6

AMENDMENT 2

TO

MATRIX SERVICE COMPANY

2004 STOCK INCENTIVE PLAN

1. Introduction. The Matrix Service Company 2004 Stock Option Plan was initially adopted by the Board of Directors of Matrix Service Company (the “Company”) on January 20, 2004, and approved by our stockholders on March 23, 2004 (the “Option Plan”). On October 23, 2006, our stockholders approved, based on the recommendation of the Compensation Committee and approval of the Company’s Board of Directors, the amendment and restatement of the Option Plan (the “Amended and Restated Plan”). The Amended and Restated Plan was renamed the “Matrix Service Company 2004 Stock Incentive Plan” (the “Incentive Plan”) and permits the grant of restricted stock, restricted stock units, stock appreciation rights and performance shares, in addition to options. Awards may be granted under the Incentive Plan until October 23, 2016, the tenth anniversary of the date of stockholder approval. The Incentive Plan was amended by Amendment 1 to Matrix Service Company 2004 Stock Incentive Plan on October 23, 2006, in order to clarify certain authority of the Compensation Committee. References to “Incentive Plan” in this Amendment 2 shall mean the Incentive Plan, as so amended.

2. Purpose. The purpose of this Amendment 2 is to add provisions for the award of Phantom Share Rights (as defined herein) and to amend the Incentive Plan to be compliant with Section 409A of the Code.

3. Amendments. The Incentive Plan is hereby amended as follows:

(a) The definition of “Affiliate” in Section 2(a) is hereby amended and restated to read as follows: “(a) “Affiliate” means, other than the Company, (i) any corporation or limited liability company in an unbroken chain of corporations or limited liability companies ending with the Company if each corporation or limited liability company owns stock or membership interests (as applicable) possessing more than fifty percent (50%) of the total combined voting power of all classes of stock in one of the other corporations or limited liability companies in such chain; or (ii) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is more than fifty percent (50%) controlled (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or one of its Affiliates; provided that no person or entity shall be an Affiliate of the Company unless such person or entity and the Company would be considered a single employer under Section 414(b) or 414(c) of the Code.”

(b) The definition of “Award” in Section 2(b) is hereby amended and restated to read as follows: ““Award” shall mean any Option, SAR, Restricted Stock, Restricted Stock Unit, Performance Unit or Phantom Share Right granted under the Plan.”

(c) In Section 2(g) of the Incentive Plan, the preamble to subsections (i), (ii) and (iii) of such Section 2(g) is hereby amended and restated to read as follows: “Unless otherwise set forth in the applicable Agreement, “Change in Control” means the occurrence of any of the following events, provided that such event is also either a “change in the ownership or effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, each within the meaning of Treas. Reg. § 1.409A-3(i)(5) and applicable Treasury guidance:”.

(d) The definition of “Disability” in Section 2(k) is hereby amended and restated to read as follows: ““Disability” shall mean that a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in the Participant’s death or can be expected to last for a continuous period of not less than twelve (12) months, or that such Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or an Affiliate, as the case may be. In addition, a Participant has a Disability if he or she is determined to be totally disabled by the Social Security Administration or the Railroad Retirement Board. The Committee may require such proof of Disability as the Committee in its sole discretion deems appropriate and the Committee’s determination as to whether the Participant is disabled shall be conclusive, final, and binding on all parties concerned.”

(e) New definitions shall be added to Section 2 in the appropriate alphabetical order as follows, and all definitions set forth in Section 2 shall be renumbered as appropriate:

““Key Employee” means an employee designated on an annual basis by the Committee as a Key Employee in accordance with Section 3(j) below.”

“Phantom Share Right” shall mean the right to receive cash equal to the Fair Market Value of a certain number of shares of Stock at a future date, which is granted pursuant to the terms of Section 8A and the relevant Award Agreement.”

“Phantom Share Rights Award” shall mean a grant of one or more Phantom Share Rights pursuant to the terms of Section 8A and the relevant Award Agreement.”

“Retirement” shall mean that a Participant experiences a voluntary Separation from Service with the Company or an Affiliate on or after the date on which such Participant attains age 65.”

“Specified Employee” means a Key Employee, but only during any period during which stock of the Company is publicly traded.”

“Separation from Service” means a Participant’s termination or deemed termination from employment with the Company and its Affiliates. For purposes of determining whether a Separation from Service has occurred, the employment relationship is treated as continuing intact while the Participant is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or if longer, so long as the Participant retains a right to reemployment with his or her employer under an applicable statute or by contract. For this purpose, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for his or her employer. If the period of leave exceeds six (6) months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship will be deemed to terminate on the first date immediately following such six (6) month period. Notwithstanding the foregoing, if a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, and such impairment causes the Participant to be unable to perform the duties of the Participant’s position of employment or any substantially similar position of employment, a twenty-nine (29) month period of absence shall be substituted for such six (6) month period. For purposes of the Plan, a Separation from Service occurs at the date as of which the facts and circumstances indicate either that, after such date: (i) the Participant and the Company reasonably anticipate the Participant will perform no further services for the Company and its Affiliates (whether as an employee or an independent contractor) or (ii) that the level of bona fide services the Participant will perform for the Company and its Affiliates (whether as an employee or independent contractor) will permanently decrease to no more than twenty (20%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period or, if the Participant has been providing services to the Company and its Affiliates for less than thirty-six (36) months, the full period over which the Participant has rendered services, whether as an employee or independent contractor. The determination of whether a Separation from Service has occurred shall be governed by the provisions of Treasury Regulation § 1.409A-1, as amended, taking into account the objective facts and circumstances with respect to the level of bona fide services performed by the Participant after a certain date, or any successor rule, regulation or guidance.”

(f) The second sentence of the definition of “Performance Goals” in Section 2(v) is hereby amended by adding the word “objective” between the words “following” and “criteria” in such second sentence so that it reads as follows: “A Performance Goal shall be based on one or more of the following objective criteria:

(i) total shareholder return, (ii) return on invested capital, equity, or assets, (iii) operating profit, (iv) earnings per share, (v) sales or revenues, (vi) operating expenses, (vii) Stock price appreciation; (viii) cash flow; (ix) increase in economic value of a Subsidiary, division, business unit, or asset or group of assets of the Company or any Subsidiary, division, or business unit; (x) pre-tax income or after-tax income; (xi) reductions in expenses, which reductions may be expressed in terms of absolute numbers and/or as a percentage decrease; or (xii) backlog.”

(g) In the last sentence of Section 3(c) of the Incentive Plan, the clause reading “determine whether an Award shall take the form of Performance Shares, Restricted Stock, Restricted Stock Units, an SAR, an ISO or an Option other than an ISO;” shall be amended and restated to read as follows: “determine whether an Award shall take the form of Performance Shares, Restricted Stock, Restricted Stock Units, Phantom Share Rights, an SAR, an ISO or an Option other than an ISO;”

(h) A new Section 3(j) is hereby added to the Plan to provide for designation of Key Employees to read as follows:

“(j) Annually, as of December 31 (the “Key Employee Designation Date”), for purposes of Section 409A of the Code, the Committee shall designate the Company’s Key Employees who shall be those employees who qualify as “key employees” under Section 416(i)(1)(A)(i), (ii), or (iii) of the Code (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the 12-month period ending on the Key Employee Designation Date utilizing the definition of compensation under Reg. § 1.415(c)-2(d)(2). An employee designated as a Key Employee shall be a Key Employee for the entire twelve (12) month period beginning on the first day of April following the Key Employee Designation Date.”

(i) Section 7(d) of the Plan, which provides for terms related to the vesting of shares of Restricted Stock and Restricted Stock Units, is hereby amended and restated to read as follows:

“Shares of Restricted Stock and Restricted Stock Units covered by an Award Agreement granted to a Participant shall vest and be paid in accordance with the terms and conditions specified in the applicable Award Agreement which may be based on the achievement of Performance Goals. In addition, the Committee may, in its sole discretion, accelerate the vesting of any or all grants of Restricted Stock and Restricted Stock Units under the Plan other than grants which will be forfeited if Performance Goals are not met. Restricted Stock Units shall be paid in shares of Stock.”

(j) Section 8(b) of the Plan is hereby amended to add the words “in writing” after the word “certify” is such section.

(k) Section 8(e) of the Plan is hereby amended by deleting the words “and during which the recipient was a key employee” from the second sentence of such section.

(l) A new Section 8A. is hereby added to the Plan to provide for awards of Phantom Share Rights to read as follows:

“8A. Phantom Share Rights. The Committee may make grants of Phantom Share Rights to eligible persons, which grants may be made either alone or in addition to other Awards granted under the Plan. Each grant of Phantom Share Rights under the Plan shall be evidenced by an Award Agreement, which shall comply with and be subject to the following terms and conditions:

(a) Each Phantom Share Right Award shall constitute an agreement by the Company to pay an amount of cash equal to the Fair Market Value of a specified number of shares of Stock to the Participant in the future, subject to the fulfillment of such conditions, including vesting periods and Performance Goals, if any, as the Committee may specify at the date of grant.

(b) Phantom Share Rights shall not be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated. Any attempt by a Participant to violate the terms of this Section 8A(b) shall be null and void and without effect, and all of the Company’s obligations with respect to any Phantom Share Rights shall terminate.

(c) No holder of any Phantom Share Rights shall become the beneficial owner of any shares of Stock of the Company, nor have any rights to dividends or other rights of a stockholder with respect to any Phantom Share Rights.

(d) Except as otherwise determined by the Committee or the terms of the Award Agreement that granted the Phantom Share Rights, upon a Participant’s termination for any reason during the applicable restricted period, all Phantom Share Rights shall be forfeited by the Participant. The Committee may, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all remaining restrictions with respect to such Participant’s Phantom Share Rights, provided however, that if the Award is intended to qualify as performance based compensation under Section 162(m) of the Code, then such waiver may be made only upon a termination due to death or disability or a change in control of the Company or other event permitted by Section 162(m) of the Code or the regulations thereunder.”

(m) Section 9 of the Plan shall be deleted in its entirety and replaced with the words “Intentionally left blank.”

(n) Section 13(f) of the Plan is hereby amended and restated to read as follows:

“(f) In the discretion of the Committee, a Participant may elect irrevocably (at a time and in a manner determined by the Committee so long as the timing and nature of the election complies with section 409A of the Code and applicable Treasury guidance) so as to avoid the imposition of tax under Code Section 409A prior to settlement of an Award or exercising an Option, that delivery of shares of Stock upon such settlement or exercise shall be deferred until a future date and/or the occurrence of a future event or events, specified in such election. Upon the settlement of any such Award or the exercise of any such Option and until the delivery of any deferred shares under this paragraph (f) of Section 13, the number of shares otherwise issuable to the Participant shall be credited to a memorandum account in the records of the Company or its designee and any dividends or other distributions payable on such shares shall be deemed reinvested in additional shares of Stock, in a manner determined by the Committee, until all shares of Stock credited to such Participant’s memorandum account shall become issuable pursuant to the Participant’s election.”

(o) The last paragraph of Section 16 of the Plan is hereby amended and restated to read as follows:

“The Committee may amend the terms of any Award theretofore granted, including any Award Agreement, retroactively or prospectively, but no such amendment shall impair the previously accrued rights of any Participant without his or her written consent. The Company intends that the Plan and Awards either (1) comply with Code section 409A and applicable guidance thereunder or (b) be excepted from the provisions of Code section 409A and applicable guidance thereunder. Accordingly, notwithstanding the foregoing, the Company reserves the right, without the consent of affected Participants, to amend or revise the Plan and to amend, revise, or revoke an Award (including the related Award Agreement) to cause the Plan or the Award (including the related Award Agreement), as the case may be, to be so compliant or so excepted and to take such other actions under the Plan and an Award (including the related Award Agreement) to achieve such compliance or exception.”

4. No Other Changes. No other terms and provisions of the Incentive Plan are amended hereby.

5. Effective Date. This Amendment 2 was adopted on April 1, 2008, and effective as of October 27, 2007.

[Signature Page to Follow]

Executed as of the 4th day of August, 2008.

ATTEST:	MATRIX SERVICE COMPANY

/s/ Nancy E. Austin	By:	/s/ Michael J. Bradley
Nancy E. Austin Assistant Secretary		Michael J. Bradley President and Chief Executive Officer